                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              --------------------

                              Dated August 3, 1998

                              --------------------

                                      Among

                             TestDesign Corporation,

                                Douglas W. Smith,

                               inTEST Corporation

                                       and

                              TD Acquisition Corp.

                              --------------------

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----

Schedules...............................................................................................     ii
Exhibits                                                                                                     iii
Definitions.............................................................................................     iv

1.       Merger.........................................................................................     1

2.       The Closing....................................................................................     2

3.       Conversion of Capital Stock....................................................................     4

4.       Adjustment to Merger Consideration ............................................................     4

5.       Adjustment Procedure...........................................................................     4

6.       Subsequent Payments............................................................................     5

7.       Warranties and Representations of inTEST and Newsub............................................     6

8.       Warranties and Representations of Smith........................................................     9

9.       Conduct of Business............................................................................     20

10.      Agreement Not to Compete or Disclose...........................................................     20

11.      News Releases..................................................................................     20

12.      Securities Laws................................................................................     21

13.      Indemnity by inTEST and Newsub.................................................................     22

14.      Indemnity by Smith.............................................................................     22

15.      Indemnification Procedure......................................................................     22

16.      Duty to Minimize Damages.......................................................................     25

17.      Assignment of Accounts Receivable..............................................................     25

18.      Survival of Representations....................................................................     26

19.      Notices........................................................................................     26

20.      General........................................................................................     27


                                    SCHEDULES
                                    ---------


Schedule 8(a)                          Due Qualification

Schedule 8(f)                          Subsidiaries

Schedule 8(j)                          Financial Statements

Schedule 8(i)                          Tangible Personal Property and Title

Schedule 8(n)                          Consents

Schedule 8(o)                          Taxes

Schedule 8(p)                          Material Permits

Schedule 8(q)                          Litigation

Schedule 8(r)                          Compliance with Laws

Schedule 8(s)                          Contracts and Commitments

Schedule 8(t)                          Insurance

Schedule 8(v)                          Employees

Schedule 8(w)                          Labor Disputes

Schedule 8(y)                          Patents and Trademarks

Schedule 8(z)                          Employee Benefit Plans

Schedule 8(aa)                         Affiliate Transactions

Schedule 8(bb)(ii)                     Regulated Substances

Schedule 8(bb)(v)                      Environmental Studies

Schedule 8(cc)                         Product Warranties

Schedule 8(dd)                         Future Events

Schedule 9                             Conduct of Business

Schedule 10(a)                         Accessories

Schedule 20(m)                         Expenses

                                    EXHIBITS
                                    --------



Exhibit A                       Agreement of Merger
Exhibit B                       Escrow Agreement
Exhibit C                       Legal Opinion of Saul, Ewing, Remick & Saul
Exhibit D                       Release of Smith
Exhibit E                       Legal Opinion of Baker & McKenzie

                                   DEFINITIONS
                                   -----------


Term or Phrase                                      Reference
--------------                                      ---------

Actual Knowledge                                    Section 20(n)(ii)

Adjustment Amount                                   Section 4(c)

Admitted Liability                                  Section 15(a)(iii)

Affiliate                                           Section 8(aa)

Agreement                                           First paragraph, page 1

Agreement of Merger                                 Section 1(a)

Best Knowledge                                      Section 20(n)(i)

Claim or Claims                                     Section 6(a)

Claim Notice                                        Section 15(a)

Closing                                             Section 2(a)

Closing Balance Sheet                               Section 5(a)

Closing Date                                        Section 2(a)

Commitments                                         Section 8(s)

Company                                             First paragraph, page 1

Company Balance Sheet                               Section 8(j)

Company Common Stock                                Section 3(a)

Company Financial Statements                        Section 8(j)

Dispute Statement                                   Section 15(a)(i)

Environmental Law                                   Section 8(bb)(vi)

Escrow Agent                                        Section 2(b)(ii)

Escrow Agreement                                    Section 2(b)(ii)

Escrow Fund                                         Section 2(b)(ii)

Event                                               Section 6(a)

Exchange Act                                        Section 8(g)(ii)

Final Release Date                                  Section 6(c)

GAAP                                                Section 4(d)

Indemnified Party                                   Section 15(a)

Indemnitor                                          Section 15(a)

Independent Accountants                             Section 5(b)

inTEST                                              First paragraph, page 1

inTEST Balance Sheet                                Section 8(g)(i)

inTEST Stock                                        Section 3(a)

Losses                                              Section 13

Market Value                                        Section 15(d)

Material Adverse Effect                             Section 7(a)

Merger                                              Section 1(b)

Merger Consolidation                                Section 3(a)

Net Assets                                          Section 4(d)

Newsub                                              First paragraph, page 1

Newsub Common Stock                                 Section 3(b)

Notice                                              Section 19

Permits                                             Section 8(p)

Property Rights                                     Section 8(y)

Regulated Substance                                 Section 8(bb)(vii)

Slayton                                             Section 2(b)(i)

SEC                                                 Section 8(g)(ii)

SEC Reports                                         Section 8(g)(ii)

Securities Act                                      Section 8(g)(ii)

Smith                                               First paragraph, page 1

Surviving Corporation                               Section 1(b)

Third Party Claim                                   Section 15(b)(i)

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                 -----------------------------------------------


                  Agreement and Plan of Merger and Reorganization (the "Agreement") made as of August 3, 1998 by and among TestDesign Corporation, a California corporation (the "Company"), Douglas W. Smith residing at 21 Sandstone, Portola Valley, CA 94028 ("Smith"), inTEST Corporation, a Delaware corporation ("inTEST") and TD Acquisition Corp., a Delaware corporation ("Newsub").

                                    RECITALS
                                    --------

                  Smith owns all of the issued and outstanding capital stock of the Company and desires that the Company be merged with and into Newsub.

                  inTEST owns all of the issued and outstanding capital stock of Newsub and desires that the Company merge with and into Newsub.

                  Newsub was incorporated on July 16, 1998 expressly for the purpose of this Agreement and has not conducted any business.

                  For federal income tax purposes, it is intended that the merger of the Company into Newsub shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(d) of the Internal Revenue Code of 1986, as amended.

                  It is the intent of all parties hereto that at the time of the Closing (defined below) that the Company be merged with and into Newsub and that Newsub be the surviving corporation.

                                   WITNESSETH
                                   ----------

                  In consideration of the payments, mutual promises, representations, covenants and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1. Merger
---------

                  (a) Agreement of Merger. Subject to the terms and upon the conditions set forth herein, at the time of the Closing, the Company and Newsub shall execute and deliver the Agreement of Merger in the form of Exhibit A hereto (the "Agreement of Merger") and file the Agreement of Merger and any required certificates with the Secretary of the State of Delaware and the Secretary of State of California.

                  (b) The Merger. At the time of the Closing, the Company will be merged with and into Newsub in accordance with the Agreement of Merger (the "Merger"), with Newsub as the "Surviving Corporation", and the separate existence of the Company shall cease.

                  (c) Name Change. At the time of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to "inTEST Sunnyvale Corporation".

2. The Closing
--------------

                  (a) Closing. The "Closing" hereunder shall be made at 10:00 o'clock a.m. on or about August 3, 1998 (the "Closing Date") at the offices of Saul, Ewing, Remick & Saul, Philadelphia, Pennsylvania, or at such other time and place as the parties shall mutually agree.

                  (b) inTEST's Deliveries at Closing. At the Closing, inTEST shall deliver or cause to be delivered to Smith all of the following:

                           (i) bank checks or wire transfers of immediately
available funds in the amount of $3,230,000 payable to the order of Smith and in the amount of $170,000 payable to the order of Gregory W. Slayton ("Slayton");

                           (ii) a bank check or wire transfer of immediately
available funds in the amount of $1,000,000 (the "Escrow Fund") payable to the order of PNC Bank, National Association (the "Escrow Agent"), which sum shall be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement attached as Exhibit "B" hereto (the "Escrow Agreement");

                           (iii) a share certificate representing 95% of the
inTEST Stock (as defined below) issued in the name of Smith and a share certificate representing 5% of the inTEST Stock issued in the name of Slayton, each subject to restrictions set forth in this Agreement;

                           (iv) the Escrow Agreement, duly executed by inTEST;

                           (v) an opinion of Saul, Ewing, Remick & Saul, counsel
for inTEST, dated the Closing Date and addressed to Smith, in the form of Exhibit "C" attached hereto;

                           (vi) certified resolutions of the Board of Directors
of inTEST authorizing consummation of the transactions contemplated by this Agreement;

                           (vii) certified resolutions of the Board of Directors
and the sole shareholder of Newsub authorizing consummation of the transactions contemplated by this Agreement; and

                           (viii) evidence that each of Smith and Slayton has
been elected as a member of the Board of Directors of inTEST, and evidence that Smith has been appointed as Executive Vice President and Chief Operating Officer of inTEST effective as of the Closing Date.

                  (c) Smith's Deliveries at Closing. At the Closing, Smith shall deliver or cause to be delivered to inTEST and Newsub all of the following:

                           (i) stock certificates representing the Company
Common Stock (defined below) duly endorsed in blank;

                           (ii) the Escrow Agreement, duly executed by Smith;

                           (iii) the Release in the form of Exhibit "D" attached
hereto, pursuant to which Smith releases any and all claims that he may have against the Company (other than for remuneration and benefits in the ordinary course of business for the then-current pay period, claims arising out of this Agreement and the agreements executed in connection herewith and claims for indemnification arising out of his service prior to Closing as an officer and/or director of the Company);

                           (iv) an opinion of Baker & McKenzie, counsel for the
Company, dated the Closing Date and addressed to inTEST, in the form of Exhibit "E" attached hereto;

                           (v) certified resolutions of the Board of Directors
and the Sole Shareholder of the Company authorizing consummation of the transactions contemplated by this Agreement;

                           (vi) a Certificate dated as of a recent date from the
Secretary of State of the State of California to the effect that the Company is duly incorporated and in good standing and a Certificate of the Franchise Tax Board of the State of California certifying as to the tax status of the Company;

                           (vii ) a copy of the Company's Articles of
Incorporation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of California;

                           (viii) various consents, waivers, authorizations,
orders or approvals required by agreements to which the Company or Smith, or either of them, may be a party or required by law, regulation or otherwise in order to execute and deliver this Agreement, the Agreement of Merger, the Escrow Agreement, and to perform their obligations hereunder and thereunder;

                           (ix) evidence of the resignation of all officers and
directors of the Company, to be effective as of the Closing Date; and

                           (x) the corporate minute books and stock record books
of the Company.

3. Conversion of Capital Stock
------------------------------

                  (a) Company Stock. At the time of the Merger, all of the shares of the common stock of the Company issued and outstanding immediately prior thereto (the "Company Common Stock") shall be converted into the right to receive the "Merger Consideration" which shall consist of (i) $4,400,000 in cash (subject to adjustment and to a portion to be held in escrow as set forth herein and in the Escrow Agreement, and (ii) 625,000 shares of the Common Stock of inTEST, par value $.01 per share (the "inTEST Stock"). At the direction of Smith, 5% of the Merger Consideration is to be paid to Slayton, a creditor of the Company.

                  (b) Newsub Stock. At the time of the Merger, each share of the common stock, par value $.01 per share, of Newsub (the "Newsub Common Stock") issued and outstanding immediately prior thereto shall not be converted and shall remain issued and outstanding.

4. Adjustment to Merger Consideration
-------------------------------------

                  (a) Net Assets below $1,500,000. If the value of the Net Assets (defined in paragraph (d) below) of the Company as of July 31, 1998 is less than $1,500,000, Smith shall pay to inTEST one dollar for each dollar that the Net Assets are below $1,500,000.

                  (b) Net Assets above $1,900,000. If the value of the Net Assets of the Company as of July 31, 1998 is greater than $1,900,000, inTEST shall pay to Smith one dollar for each dollar the Net Assets exceed $1,900,000.

                  (c) Adjustment Amount. The "Adjustment Amount" will be the amount to be paid by Smith or inTEST, as the case may be, pursuant to paragraphs
(a) and (b) of this Section 4.

                  (d) Definition of Net Assets. Net Assets shall mean the historical cost of the assets of the Company as of the close of business on the Closing Date, net of any accumulative depreciation or amortization of such assets, less liabilities of the Company, as determined in accordance with generally accepted accounting principles in the United States ("GAAP"), consistently applied, and less any assets of Prim Distribution, Inc.

5. Adjustment Procedure
-----------------------

                  (a) Closing Balance Sheet. As soon as practicable following the Closing Date, the Surviving Corporation shall prepare a balance sheet of the Company as of July 31, 1998 (the "Closing Balance Sheet"), including a valuation of the Net Assets as of July 31,

1998. The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied and in a manner consistent with the Company Balance Sheet (as defined below).

                  (b) Objections to Closing Balance Sheet. The Surviving Corporation shall deliver the Closing Balance Sheet to Smith and inTEST within fifteen days after the Closing Date. If within fifteen days following delivery of the Closing Balance Sheet, neither Smith nor inTEST has given the Company notice of objection to the Closing Balance Sheet (any such notice must contain a statement of the basis of such objection), then the value of the Net Assets as of the Closing Date reflected in the Closing Balance Sheet shall be used in computing the Adjustment Amount, if any. If Smith or inTEST gives such a notice of objection, then the issues in dispute will be submitted for resolution to a nationally recognized certified public accounting firm in the United States which does not act for inTEST, the Company or Smith and which shall be jointly selected by the parties (the "Independent Accountants"). If issues in dispute are submitted to the Independent Accountants for resolution, (i) each party will furnish to the Independent Accountants such workpapers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party (or such party's own accountants), and will be afforded the opportunity to present to the Independent Accountants any material relating to the determination and to discuss the determination with the Independent Accountants; (ii) the determination by the Independent Accounts, as set forth in a notice delivered to both parties by the Independent Accountants, will be binding and conclusive on the parties; (iii) Smith and inTEST will each bear 50% of the fees of the Independent Accountants for such determination; and
(iv) the Company shall use its best efforts to cause the Independent Accountants to deliver written confirmation to Smith and inTEST that the Closing Balance Sheet, as finally determined, has been prepared in accordance with the provisions of this Section 5.

                  (c) Payment of Adjustment Amount. On the tenth business day following the final determination of the Adjustment Amount, Smith shall pay to inTEST the Adjustment Amount if the value of the Net Assets as of the Closing Date is less than $2,000,000 or inTEST shall pay to Smith the Adjustment Amount if the Net Assets as of the Closing Date is greater than $2,400,000.

6. Subsequent Payment
---------------------

                  (a) Claims Under Agreement. If an event or state of facts giving rise to indemnification under Section 14 hereof has occurred (an "Event"), inTEST shall provide Smith and the Escrow Agent with a Claim Notice in accordance with the terms of Section 15 hereof, stating that such Event has occurred, describing such Event in reasonable detail and specifying the amount of the Losses and the method of computation thereof and containing a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises (a "Claim"). inTEST and Newsub may make more than one Claim with respect to any Event.

                           (i) If all or a portion of the amount described in a
Claim Notice becomes an Admitted Liability or is determined by an arbitrator (as provided in Section 20(b) hereof) to be due and owing to inTEST, then the Escrow Agent shall be instructed to pay, out of the Escrow Fund, such amount to inTEST (or, at the direction of inTEST, to Newsub).

                           (ii) If Smith delivers to inTEST a Dispute Statement
in accordance with the terms of Section 15, then the portion of the Claim that is disputed shall not be payable by the Escrow Agent to inTEST or Newsub, except in accordance with a final decision of an arbitrator (as provided in Section 20(b) hereof) or by joint written instructions by the parties to the Escrow Agent stipulating the amount of the Admitted Liability to be paid out of the Escrow Fund.

                           (iii) If as a result of a Third Party Claim, inTEST
incurs Losses for which it is determined that inTEST is entitled to indemnification under Section 15, then the Escrow Agent shall be instructed to pay such amount to inTEST out of the Escrow Fund.

                  (b) Final Payment. On a date two years after the Closing Date (the "Final Release Date"), the Escrow Agent shall be instructed to pay to Smith the remaining balance of the Escrow Fund, if any, plus any interest earned and unpaid, less the maximum amount payable under all then-pending good faith Claims.

                  (c) Final Resolution of Disputes. If all Claims made by inTEST have not been finally resolved by the Final Release Date and the Escrow Agent retains any amount in the Escrow Fund, then the Escrow Agent shall retain such amount in the Escrow Fund until all such Claims have been finally resolved.

                  (d) Interest on Escrow Fund. Current interest earned on the principal of the Escrow Fund shall be paid to Smith in quarterly installments, no later than forty-five (45) days following the end of each calendar quarter.

                  (e) Termination of the Escrow. The escrow shall terminate upon the final disbursement of all funds deposited with the Escrow Agent as provided herein.

                  (f) Escrow Agent Fees. The fees of the Escrow Agent shall be shared equally by inTEST and Smith.

7. Warranties and Representations of inTEST and Newsub
------------------------------------------------------

                  inTEST and Newsub, jointly and severally, represent and warrant to the Company and Smith as follows:

                  (a) Organization of inTEST and Newsub. Each of inTEST and Newsub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and each is qualified, in good standing and entitled to own its properties and conduct its business all as and in the places where such properties are now owned or such business is conducted, except where failure to be so qualified would not have a material adverse effect on the business, results of operation or financial condition, in each case taken as a whole, (a "Material Adverse Effect") on inTEST and its subsidiaries taken as a whole. Newsub was incorporated on July 16, 1998 expressly for the purposes of the Merger and has not conducted any business.

                  (b) Corporate Power. Each of inTEST and Newsub has all requisite corporate power and authority to execute and deliver this Agreement and all of the documents related hereto, to consummate the transaction contemplated hereby and to perform all the terms and conditions hereof to be performed by them.

                  (c) Capitalization of inTEST. inTEST has an authorized capital stock of 20,000,000 shares of Common Stock, par value $.01 per share, 5,911,034 shares of which are duly issued and now outstanding, fully paid and non-assessable, and 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. All voting rights are vested exclusively in the said Common Stock. Except for employee and director stock options, there are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require inTEST to purchase, redeem or acquire any shares of the capital stock of inTEST, and there is no outstanding security of any kind convertible into such capital stock. No shareholder of inTEST has been granted any registration rights in respect of the securities of inTEST. The inTEST Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable, and not subject to preemptive rights created by statute, inTEST's Certificate of Incorporation or By-Laws or any agreement to which inTEST is a party or by which inTEST is bound.

                  (d) No Proceedings in Dissolution. No proceedings or actions are pending to limit or impair any of the powers, rights or privileges of inTEST or Newsub.

                  (e) Certificate of Incorporation and By-Laws. Copies of the Certificates of Incorporation and By-Laws, and all amendments thereto, of inTEST and Newsub delivered to the Company are true and complete copies thereof and such Certificates of Incorporation and By-Laws have not been amended since such delivery.

                  (f) No Violation or Consents. The execution, delivery and performance by inTEST and Newsub of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both): (i) violate any provision of the Certificate of Incorporation or By-Laws of inTEST or Newsub, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which inTEST or Newsub is subject, (iii) violate any judgment, order, writ or decree of any court applicable to inTEST or Newsub, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval (which has not been obtained) under any contract, agreement or instrument to which inTEST or Newsub is a party or any of the assets of inTEST are bound, or (v) result in the creation or imposition of any claim, demand, charge, mortgage, judgment, lien, lease, security interest, easement or any encumbrance whatsoever upon any of the assets of inTEST, which violation, conflict, breach, default, acceleration or encumbrance or the failure to make or obtain such filing, consent, authorization or approval with respect to the matter specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on inTEST or prevent or delay the consummation of the transactions contemplated by this Agreement.

                  (g)  Financial Statements and SEC Reports.
                       ------------------------------------


                           (i) The audited consolidated balance sheet of inTEST
as of December 31, 1997 (the "inTEST Balance Sheet"), and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the year then ended, with related notes, certified by KPMG Peat Marwick LLP, certified public accountants, copies of which have been delivered to the Company, present fairly the financial position and results of operations and changes in financial position of inTEST on the date or for the fiscal period covered by such financial statements and were prepared in accordance with GAAP, and there has been no material adverse change in the condition, financial or otherwise, results of operations, retained earnings or business of inTEST from that set forth in the financial statements dated December 31, 1997.

                           (ii) inTEST has filed all forms, reports and
documents required to be filed by it with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed complied in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of inTEST is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

                           (iii) inTEST has delivered to Smith a copy of each
SEC Report in the form filed with the SEC (excluding exhibits and any amendments thereto and all documents incorporated by reference therein). inTEST has furnished to Smith complete and correct copies of all material amendments and modifications (if any) that have not been filed by inTEST with the SEC to all agreements, documents and other instruments that previously had been filed by inTEST as exhibits to SEC Reports and are currently in effect.

                  (h) No Undisclosed Liabilities. Except (i) to the extent set forth on the inTEST Balance Sheet, including the Notes thereto, or (ii) as disclosed in any SEC Report filed by inTEST after December 31, 1997, inTEST does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP which would have a Material Adverse Effect on inTEST, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997.

                  (i) Litigation. There are no material actions, suits or proceedings pending or, to the Actual Knowledge (defined below) of inTEST or Newsub, threatened against or affecting inTEST or Newsub or their properties or business before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality. To the Best Knowledge of inTEST, there is no basis for any such action, suit or proceeding, the outcome of which would have a Material Adverse Effect on inTEST, and there are no outstanding orders, decrees or stipulations which will have a Material Adverse Effect on inTEST. There is no litigation or proceedings pending or, to the Actual Knowledge of inTEST, threatened against or affecting inTEST or Newsub or pertaining to this Agreement, the result of which could prevent, delay or make unlawful the consummation of the transaction contemplated by this Agreement.

                  (j) Finder's Fee. With the exception of Janney Montgomery Scott, who will be paid by inTEST, no person, corporation, partnership or firm retained by inTEST or Newsub (i) brought about the transaction contemplated hereunder or (ii) is entitled to any commission or fee from the Company or Smith upon the consummation of such transaction.

8. Warranties and Representations of Smith
------------------------------------------

                  Smith represents and warrants to inTEST and Newsub as follows:

                  (a) Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has full corporate power and authority to own, lease and use its properties and assets that it purports to own, lease or use and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions where it owns or leases properties or conducts its business, except as set forth in Schedule "8(a)" or where the failure to be so qualified would result in a loss to or a liability of the Company in excess of $5,000.

                  (b) Corporate Power. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all of the documents related hereto, to consummate the transaction contemplated hereby and to perform all of the terms and conditions hereof to be performed by the Company.

                  (c) Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, of which 70,000 shares are issued and outstanding. All of the said shares of the Company Common Stock are validly issued, fully paid and non-assessable and were entitled to vote at the shareholder meeting at which the Merger was approved, and none of the shares of the Company Common Stock has been issued in violation of any pre-emptive rights of any shareholder or transferred in violation of any transfer restrictions relating thereto. There are no authorized or outstanding options, warrants, convertible securities, subscriptions rights, puts, calls, unsatisfied pre-emptive rights or other rights of any nature to purchase or otherwise receive, or to require the Company to purchase, redeem, acquire or register, any shares of the capital stock or other securities of the Company, and there is no outstanding security of any kind convertible into such capital stock. There are no existing shareholder agreements, voting agreements or voting trusts respecting any shares of the capital stock of the Company.

                  (d) Ownership of Stock and Power. Smith is the registered and beneficial owner of all of the shares of the Company Common Stock, free and clear of any liens, mortgages, security interests or encumbrances of any kind whatsoever, and Smith has full power and authority without any restriction whatsoever to vote said shares and to approve the transactions contemplated by this Agreement. Smith has all requisite power and authority to execute and deliver this Agreement and all of the documents related hereto, to consummate the transaction contemplated hereby and to perform all the terms and conditions hereof to be performed by him.

                  (e) Corporate Instruments and Records. The copies of the Company's Articles of Incorporation and By-Laws heretofore furnished to inTEST are true, correct and complete and each include all amendments to the date of this Agreement. The Company's minute books, as made available to inTEST, contain a true and correct record of all material corporate action taken on or prior to the date of this Agreement at the meetings of the Company's shareholders and directors and committees thereof, and no meetings of any shareholders, directors or committees has been held for which minutes have not been prepared and are not contained in such minute books. The stock certificate books and ledgers of the Company, as made available to inTEST for inspection, are true, correct and complete, as currently in effect, and accurately reflect, as of the date hereof, the ownership of the Company Common Stock by Smith. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to inTEST, are complete and correct in all material respects and have been maintained in accordance with reasonably sound business practices. On the Closing Date, all of the Company's minute books and corporate records will be in the possession of the Company.

                  (f) Subsidiaries. Except as set forth on Schedule "8(f)", the Company (i) has no subsidiaries or affiliates or any ownership interest in any other entity, (ii) is not a party to any joint venture and (iii) does not have the right to acquire any securities of or ownership interest in any other person or entity.

                  (g) No Proceedings in Dissolution. No proceedings or actions are pending to limit or impair any of the powers, rights or privileges of the Company.

                  (h) Authorization of Agreement and Enforceability. The execution and delivery of this Agreement on behalf of the Company has been duly approved by the Board of Directors of the Company and by Smith as the sole shareholder of the Company, and no further corporate action is required to approve the execution and delivery of this Agreement on behalf of the Company or its compliance herewith. This Agreement constitutes the legal, valid and binding obligations of the Company and Smith, enforceable in accordance with its terms and conditions.

                  (i) Property and Assets. Schedule "8(i)" hereto contains a true and correct schedule and brief description of all of the tangible personal property owned or leased by the Company having a fair market value in excess of $2,500, and such assets are in good operating condition, reasonable wear and tear excepted, and generally conform with all applicable municipal ordinances, regulations, building and zoning laws. Except as set forth in Schedule "8(i)", the Company has good title, free from any liens, security interests or encumbrances of any kind, to all the assets listed or described as being owned in the Company Balance Sheet and Schedule "8(i)" hereto. The Company also has certain tooling and other equipment in its possession which belong to the Company's customers which tooling and customers are listed on Schedule "8(i)" hereto.

                  (j) Financial Statements. Prior to the date hereof, the Company has delivered to inTEST true and complete copies of the following (collectively, the "Company Financial Statements"): (i) audited balance sheet of the Company as of June 30, 1997, and the related statement of income, shareholders' equity and cash flow for the year then ended, and (ii) the audited balance sheet of the Company at May 31, 1998 (the "Company Balance Sheet"), and the related statements of income, shareholders' equity and cash flow for the eleven-month period then ended, with related notes, in each case certified by KPMG Peat Marwick LLP, independent public accountants for inTEST. The Company Financial Statements present fairly the financial position and results of operations and changes in financial position of the Company on such date and for the fiscal period covered thereby and were prepared in accordance with GAAP applied on a consistent basis. There has been no Material Adverse Effect on the Company since May 31, 1998, except as set forth on Schedule 8(j).

                  (k) No Undisclosed Liabilities. To the Best Knowledge of Smith and the Company, the Company has no debts, liabilities or obligations, known or unknown, of any kind, character or description whether accrued, absolute, contingent or otherwise or due or to become due in excess of $5,000, individually or in the aggregate, except (i) to the extent reflected in the Company Balance Sheet; (ii) to the extent described or referred to in this Agreement or in any Schedule to this Agreement; and (iii) those incurred in or as a result of the ordinary course of business of the Company since May 31, 1998, each of which has been consistent with past practices.

                  (l) Accounts Receivable. All accounts receivable of the Company (i) have or will have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (ii) are or will be collectable in full at the recorded amounts thereof (subject to no defenses, set-offs or counterclaims) in the ordinary course of business (without resort to litigation or assignment to a collection agency) no later than 120 days after the Closing Date, net of any allowance for bad debts reflected on the Company Balance Sheet.

                  (m) Inventory. The inventory of the Company (i) was acquired and maintained in accordance with the regular business practices of the Company,
(ii) consists of new and unused items of a quality and quantity usable and, to the Best Knowledge of the Company or Smith, salable in the ordinary course of the Company's business consistent with past practice, and (iii) is valued in accordance with GAAP consistently applied and the value of obsolete items, slow-moving items and of items below standard quality have been written off or adequate reserves have been provided therefor.

                  (n) No Violation or Consents. Except as set forth on Schedule "8(n)", the execution, delivery and performance by the Company and Smith of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company,
(ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which the Company or Smith is subject, (iii) violate any judgment, order, writ or decree of any court applicable to the Company or Smith, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any contract, agreement or instrument to which the Company or Smith is a party or any of the assets of the Company is bound or
(v) result in the creation or imposition of any claim, demand, charge, mortgage, judgment, lien, lease, security interest, easement or any encumbrance whatsoever upon any of the assets of the Company, which violation, conflict, breach, default, acceleration or encumbrance or the failure to make or obtain such filing, consent, authorization or approval with respect to the matter specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to result in a loss to or a liability of the Company in excess of $5,000 or prevent or delay the consummation of the transactions contemplated by this Agreement.

                  (o) Taxes. The Company has duly prepared and filed all federal, state, local and other tax returns which are required to be filed and which were due prior to the date of this Agreement and has paid all taxes and assessments which have become due pursuant to such returns or pursuant to any assessment received by the Company. All federal, state, local and other taxes accruable since the filing of such returns have been accrued on the books of the Company. All taxes and other assessments and levies which the Company is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or have been properly provided for by the Company for such payment and all other payments due in connection therewith are duly reflected in the Company Balance Sheet and the Closing Balance Sheet. No proceedings or other action has been taken, nor is there any basis for any proceedings or other action to be taken, for the assessment and collection of additional taxes of any kind for any period for which returns have been filed, and no additional taxes of any kind in excess of $5,000 for any such period will be assessed or collected. Since the examination of the 1995 federal income tax returns of the Company, none of the federal income tax returns of the Company has been examined by the Internal Revenue Service and to the Actual Knowledge of Smith, there is no examination of the Internal Revenue Service presently pending, except as set forth on Schedule 8(o).

                  (p) Governmental Approvals. The Company has all permits, licenses, registrations, orders and approvals of federal, state or local government or regulatory bodies that are required for it to conduct its business as presently conducted (including, without limitation, those required under any environmental law) (collectively the "Permits") where the failure to obtain any Permits would result in a loss to or a liability of the Company in excess of $5,000. All Permits are in full force and effect, and the Company is in material compliance with all of the terms and conditions of the Permits. Schedule "8(p)" hereto sets forth the correct and complete list of all material Permits. To the Best Knowledge of the Company or Smith, no suspension or cancellation of any of the Permits is threatened and, to their Best Knowledge, no cause exists for such suspension or cancellation.

                  (q) Litigation. There are no actions, suits or proceedings pending or, to the Actual Knowledge of the Company or Smith, threatened against or affecting the Company, its assets or business before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, except as set forth on Schedule 8(q). There is no basis for any such action, suit or proceeding, the outcome of which would result in a loss to or a liability of the Company in excess of $5,000, individually or in the aggregate, and there are no outstanding orders, decrees or stipulations which would have a Material Adverse Effect on the Company. There is no litigation or proceedings pending or, to the Actual Knowledge of the Company or Smith, threatened against or affecting the Company or Smith or pertaining to this Agreement, the result of which could prevent, delay or make unlawful the consummation of the transaction contemplated by this Agreement.

                  (r) Compliance with Laws. Except as set forth on Schedule 8(r), the Company has at all times conducted, and is presently conducting, its business so as to comply with all laws, ordinances and regulations applicable to the conduct or operation of its business or the ownership or use of its assets, in each case except where the failure to comply would not, individually or in the aggregate result in a loss to or a liability of the Company in excess of $5,000.

                  (s) Contracts and Commitments. Except as listed and described on Schedule "8(s)" hereto, the Company is not a party to any written or oral:

                           (i) agreement, contract or commitment for the future purchase of or payment for supplies or products or for the performance of services by another party involving in any one case $5,000 or more per annum;

                           (ii) agreement, contract or commitment to sell or supply products or to perform services involving in any one case $5,000 or more per annum;

                           (iii) agreement, contract or commitment continuing over a period of more than six months from the date hereof or exceeding $5,000 in value per annum;

                           (iv) representative, sales agency, dealer or distributor agreement, contract or commitment;

                           (v) lease under which the Company is either lessor or lessee with respect to real property;

                           (vi) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including, without limitation, loans to or from employees) or guarantee, pledge or undertaking of the indebtedness of any other corporation, firm or person;

                           (vii) agreement, contract or commitment for any charitable or political contribution;

                           (viii) agreement, contract or commitment limiting or restraining the Company or any successor or assign from engaging or competing in any lines of business with any corporation, firm or person;

                           (ix) license, franchise, distributorship or other agreement, including those that relate in whole or in part, to any patent, trademark, tradename, service mark or copyright, or to any ideas, technical assistance or other know-how of or used in the business of the Company; or

                           (x) any other agreement, contract or commitment not made in the ordinary course of business.

Each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule "8(s)" hereto (the "Commitments") is valid and enforceable in accordance with its terms, the Company is in material compliance with the provisions thereof, the Company is not in default in the performance, observance, or fulfillment of any material obligation, covenant or condition contained in any Commitment, and no event has occurred that, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; and no such Commitment, in the reasonable opinion of Smith, contains any contractual requirement with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply. Except as set forth in Schedule "8(s)", no advance payments have been received by the Company from or on behalf of any party to any of the Commitments for services to be rendered or products to be delivered to such party after the

Closing Date, and no consent or approval of any party to any Commitment is required for the execution of this Agreement or the consummation of the transaction contemplated hereby.

                  (t) Insurance. Schedule "8(t)" hereto is a true and complete list of all insurance policies now owned by the Company, and all insurance policies owned by the Company covering product liabilities, umbrella and excess liabilities and blanket crime, all of which policies are valid and are in full force and effect.

                  (u) Finder's Fee. With the exception of Slayton, who will be paid out of the Merger Consideration, no person, corporation, partnership or firm retained by the Company or Smith (i) brought about the transaction contemplated hereunder or (ii) is entitled to any commission or fee from the Company, inTEST or Newsub upon the consummation of such transaction.

                  (v) Employees. Schedule "8(v)" hereto is a true and correct list of all current employees of the Company and a description of their titles and positions and the wages (including base rates and total compensation for 1997 and 1998), benefits and vacation schedules currently paid or provided for such employees.

                  (w) Labor Disputes. Except as set forth on Schedule 8(w), there are no discrimination complaints nor any other kind of employment or labor related disputes against the Company in connection with its business pending before or, to the Actual Knowledge of the Company or Smith, threatened before any federal, state or local court or agency, and to the Best Knowledge of the Company or Smith, no disputes respecting minimum wage or overtime claims or other conditions or terms of employment exist. The Company has not experienced any labor disputes or any work stoppage due to labor disagreements within the past three years. With respect to the Company and its business (i) there is no unfair labor practice charge or complaint against the Company pending or to the Actual Knowledge of the Company or Smith threatened before the National Labor Relations Board; (ii) there is no labor strike, slow down or stoppage pending or, to the Actual Knowledge of the Company or Smith, threatened against or affecting the Company; and (iii) no question concerning representation has been raised within the past three years, or to the Actual Knowledge of the Company or Smith, is threatened respecting its employees.

                  (x) Customers and Suppliers. To the Best Knowledge of the Company or Smith, there is no controversy with any customers or suppliers of a nature which, individually or in the aggregate, will result in a loss to or a liability of the Company in excess of $5,000.

                  (y) Proprietary Rights.

                           (i) Patents and Trademarks. Schedule "8(y)" hereto sets forth a correct and complete list of all inventions, trade secrets, patents, copyrights, maskworks, logos, trademarks, tradenames, service marks and other intellectual property rights and applications or registrations therefor used in the business of the Company and/or owned by the Company (collectively, the "Proprietary Rights").

                           (ii) Rights and Title. The Company owns or possesses adequate licenses or other valid rights to use (without making any payment to others, except for standard software license payments or the obligation to grant rights to others in exchange) all of the Proprietary Rights. The Proprietary Rights constitute all such rights necessary to conduct the business of the Company as presently conducted. The validity of the Proprietary Rights and the rights therein of the Company have not been questioned in any litigation to which the Company is a party, nor, to the Actual Knowledge of the Company, is any such litigation threatened or any claim made. To the Best Knowledge of the Company or Smith, the conduct of the business of the Company as presently conducted does not conflict with patent rights, licenses, trademark rights, tradename rights, copyrights, maskworks or other intellectual property rights of others.

                           (iii) Infringement. To the Best Knowledge of the Company or Smith, there is no use of any of the Proprietary Rights being made by any corporation, firm or person other than the Company.

                           (iv) Conflicts. No present or former director or officer or employee, or consultant of the Company nor Smith has any interest in any of the Proprietary Rights.

                  (z) ERISA.
                      -----

                           (i) Employee Benefit Plans. Schedule "8(z)" hereto contains a correct and complete list of each employee benefit plan subject to ERISA, each holiday, vacation or other bonus practice or any other employee pay practice, arrangement, agreement or commitment maintained by or with respect to which the Company has any liability or obligation, whether actual or contingent, with respect to any of its employees or their respective beneficiaries.

                           (ii) Retiree Benefits. The Company has no ERISA plan or other employee arrangement which provides for the payment of retiree benefits.

                  (aa) Affiliate Transaction. Schedule "8(aa)" hereto sets forth a summary of all purchases of goods or services from the Company by any Affiliate of the Company for the three years ended as of the Closing Date. No Affiliate of the Company or Smith provides any services or products to the Company. For the purposes of this Agreement, the term "Affiliate" shall mean each member of Smith's family and any person or entity that is directly or indirectly controlled by the Company, Smith or one or more members of Smith's family.

                  (bb) Environmental Matters.

                           (i) Notice of Violation. The Company has not received any notice relating to its business or any real property owned or leased by the Company alleging any violation of any Environmental Law (defined below) or any written request for written information from any governmental agency or any other corporation, firm or person pursuant to any Environmental Law. The Company and all real property which the Company leases or uses is in compliance in all material respects with, and is not in violation of or liable under, any applicable Environmental Law.

                           (ii) No Releases. Except as set forth in Schedule "8(bb)(ii)" hereto or as authorized by any valid permit issued pursuant to any Environmental Law, there are no Regulated Substances released by the Company or any other person, firm or corporation on or beneath any of the real property leased or used by the Company in quantities or concentrations that could give rise to obligations, responsibilities, liabilities or debts of the Company under any Environmental Law.

                           (iii) Notice of Violation. The Company has not received any notice or order from any governmental agency or private or public entity in connection with its business advising it that the Company is responsible for or potentially responsible for remediation or paying for the cost of investigation or remediation of any Regulated Substance, and the Company has not entered into any agreements pertaining thereto.

                           (iv) Underground Problems. None of the real property leased or used by the Company contains any asbestos, equipment using PCB's, drums buried in the ground, underground storage tanks, underground injection wells or septic tanks in which processed waste water or any Regulated Substances have been disposed.

                           (v) Environmental Studies. Schedule "8(bb)(v)" hereto identifies all environmental studies in possession of the Company or its Affiliates relating to any real property leased or used by the Company, and true and complete copies of said studies have been delivered to inTEST.

                           (vi) Environmental Law. "Environmental Law" shall mean any legal requirement that requires or relates to:

                                    o       advising appropriate authorities,
                                            employees, and the public of
                                            intended or actual releases of any
                                            Regulated Substance (defined below),
                                            violations of discharge limits, or
                                            other prohibitions and of the
                                            commencements of activities, such as
                                            resource extraction or construction,
                                            that could have significant impact
                                            on the environment;

                                    o       preventing or reducing to acceptable
                                            levels the release of Regulated
                                            Substances into the environment;

                                    o       reducing the quantities, preventing
                                            the release, or minimizing the
                                            hazardous characteristics of wastes
                                            that are generated;

                                    o       assuring that products are designed,
                                            formulated, packaged, and used so
                                            that they do not present
                                            unreasonable risks to human health
                                            or the environment when used or
                                            disposed of;

                                    o       protecting resources, species, or
                                            ecological amenities;

                                    o       reducing to acceptable levels the
                                            risks inherent in the transportation
                                            of Regulated Substances, or other
                                            potentially harmful substances;

                                    o       cleaning up Regulated Substances
                                            that have been released, preventing
                                            the threat of release, or paying the
                                            costs of such cleanup or prevention;

                                    o       making responsible parties pay
                                            private parties, or groups of them,
                                            for damages done to their health or
                                            the environment, or permitting
                                            self-appointed representatives of
                                            the public interest to recover for
                                            injuries does to public assets; or

                                    o       any governmental authorization
                                            issued pursuant to any Environmental
                                            Law.

                           (vii) Regulated Substance. "Regulated Substance" shall include any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R.ss.302), including any element, compound, mixture, solution, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C.ss.ss.1251, 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C.ss.ss.6901, 6921)
                                    ("RCRA") or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. ss.ss.7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to
                                    Section 7 of the Toxic Substances Control
                                    Act, as amended (15 U.S.C.ss.ss.2601, 2606);
                                    (viii) source, special nuclear, or by
                                    product material as defined by the Atomic
                                    Energy Act of 1954, as amended (42
                                    U.S.C.ss.2011 et seq.); (ix) asbestos,
                                    asbestos-containing material, or urea
                                    formaldehyde or material that contains it;
                                    (x) waste oil and other petroleum products;
                                    and (xi) any other toxic materials,
                                    contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

                  (cc) Product Warranties. Schedule "8(cc)" hereto contains true, correct and complete copies of all product warranties issued by the Company which remain outstanding for products sold by the Company prior to the Closing Date. Except as set forth in Schedule "8(cc)": (i) the Company has made no other written warranties relating to its products or services that would materially increase the warranty obligations of the Company and (ii) there is no pending or, to the Actual Knowledge of the Company or Smith, threatened claim against the Company on account of product warranties or with respect to defective or inferior products in excess of $5,000.

                  (dd) Disclosure. No representation by the Company or Smith made in this Agreement or in any Schedule or Exhibit hereto and no statement made in any certificate furnished by them, or either of them, required by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or statement not misleading. Except as set forth in Schedule "8(dd)", to the Best Knowledge of the Company or Smith, there is no fact which adversely affects or to their Actual Knowledge in the future may adversely affect the assets, business, condition (financial or otherwise) or results of operations of the Company which has not been set forth in this Agreement or any Schedule hereto.

9. Conduct of Business
----------------------

                  Except as set forth in Schedule "9" hereto or in order to consummate the transaction contemplated by this Agreement, during the period between May 31, 1998 and the date of this Agreement the Company has conducted its business in the usual and normal course consistent with past practices.

10. Agreement Not to Compete or Disclose
----------------------------------------

                  (a) Covenant Not to Compete. Smith agrees that he will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation and control of any business involved in test handler or wafer sort interfaces, test head manipulators, docking hardware or any accessories related to the foregoing (which accessories are set forth on Schedule 10(a) hereto) for a period of two years after the date of the termination of employment of Smith with the Surviving Corporation or inTEST, as the case may be, other than by owning up to 1% of a class of securities registered under Section 12 of the Securities Exchange Act of 1934 of such a business. Smith agrees that the remedy at law for any breach of the foregoing will be inadequate and that inTEST and Newsub shall be entitled, among other remedies, to temporary and permanent injunctive relief without the necessity of proving any actual damage to the Surviving Corporation or inTEST.

                  (b) Non-Disclosure. Smith agrees that he will not divulge, other than in the regular course of business of the Surviving Corporation or inTEST, any knowledge or information with respect to the operations, business or finances of the Surviving Corporation or inTEST or with respect to confidential information or trade secrets of the business transferred pursuant hereto; provided, however, that Smith has no obligation, expressed or implied, to refrain from using or disclosing to others any knowledge or information which:
(i) is or hereafter shall become otherwise available to the public through no fault of Smith; (ii) is disclosed to Smith by a third party that is under no obligation of nondisclosure to the Surviving Corporation or inTEST; or (iii) is required to be disclosed pursuant to any valid order of a court or other governmental body or agency.

11. News Releases
-----------------

                  No notices to third parties or any publicity, including press releases, concerning any of the transactions provided for herein shall be made unless planned and coordinated jointly among the Company, Smith and inTEST, unless inTEST is advised by counsel that a news release or disclosure is required or appropriate; provided that, in such case, inTEST shall deliver to Smith a copy of the text of the proposed news release as far in advance of its disclosure as is practicable, and shall in good faith consult with and consider the suggestions of Smith concerning the nature and scope of the news release.

12. Securities Laws
-------------------

                  (a) No Registration. Smith acknowledges that the conversion or exchange of the Company Common Stock for shares of inTEST Stock has not been registered under the Securities Act, or any applicable state securities law by reason of exemptions from the registration requirements of the Securities Act and such laws, and the shares of inTEST Stock may not be sold, pledged, assigned or otherwise disposed of in the absence of an effective registration statement for the inTEST Stock under the Securities Act or unless an exemption from such registration is available. inTEST is under no obligation to, and has no intention to, register the inTEST Stock or comply with any exemption from registration so as to permit any resale and has not represented that at some future date an attempt will be made to register the inTEST Stock or to comply with an exemption from registration so as to permit any resale.

                  (b) Resale of Common Stock. Smith shall not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the inTEST Stock in the absence of either an effective registration statement or an opinion of reputable securities counsel satisfactory in form and substance to inTEST and its counsel that such proposed sale, transfer, assignment, pledge or other disposition would not be in violation of the Act.

                  (c) Rule 144. inTEST covenants that it shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if inTEST is not required to file such reports, it will, upon the request of Smith, make publicly available other information so long as necessary to permit sales under Rule 144 under the Securities Act), and it will take such further action as Smith may reasonably request, all to the extent required from time to time to enable Smith to sell the inTEST Stock without registration under the Securities Act within the limitation of the exemptions provided by (1) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (2) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Smith, inTEST shall deliver to Smith a written statement as to whether it has complied with such requirements.

                  (d) Restrictive Legend. Smith agrees that inTEST may place upon each certificate for the shares of inTEST Stock delivered to Smith a legend to the effect that said shares have not been registered under the provisions of the Act and were issued in a transaction not involving a public offering under an investment representation.

                  (e) Due Diligence. Smith acknowledges that he has been given the opportunity by inTEST to ask questions and receive additional documents and information with respect to the conversion or exchange pursuant to the Merger. Smith is acquiring the shares of inTEST Stock without being furnished any sales literature or prospectus.

                  (f) Investment Intent. Smith is acquiring the shares of inTEST Stock pursuant hereto solely for his own account for investment purposes and not with a view to resale or distribution, and Smith has no present intention of selling or distributing said shares.

Smith is aware that there may be legal and practical limits on his ability to sell or dispose of the inTEST Stock.

                  (g) Risk. Smith recognizes that an investment in the inTEST Stock involves certain risks, and Smith has taken full cognizance of and understands all of the risk factors related to the acquisition of the inTEST Stock.

                  (h) Registration Exemption. Smith understands that the inTEST Stock is being issued to Smith in reliance on specific exemptions from the registration requirements of federal and state laws and that inTEST is relying on the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth in this Agreement.

13. Indemnity by inTEST and Newsub
----------------------------------

                  inTEST and Newsub, jointly and severally, hereby indemnify Smith against and hold Smith harmless of and from any and all demands, claims, losses, expenses, damages, deficiencies and liabilities (including reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) ("Losses"), to the extent set forth in Section 15(d) of this Agreement, resulting at any time after the Closing Date by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of inTEST or Newsub contained in this Agreement, the Agreement of Merger, the Escrow Agreement or any Schedule hereto or in any written statement or certificate furnished or to be furnished by inTEST or Newsub to Smith pursuant to this Agreement.

14. Indemnity by Smith
----------------------

                  Smith hereby indemnifies inTEST and Newsub against and holds inTEST and Newsub harmless of and from any and all Losses, to the extent set forth in Section 15(d) of this Agreement, resulting at any time after the Closing Date by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Smith contained in this Agreement, the Agreement of Merger, the Escrow Agreement or any Schedule hereto or in any written statement or certificate furnished or to be furnished by the Company or Smith pursuant to this Agreement.

15. Indemnification Procedure
-----------------------------

                  (a) Claims for Indemnification. Any party seeking indemnification hereunder (the "Indemnified Party") shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any good faith claim for indemnification hereunder and shall include in such Claim Notice the reasonably estimated amount of such claim, if known (which amount shall not include interest), and a reference to the provision of this Agreement or of any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. Such Claim Notice shall be given within thirty (30) days after the Indemnified Party becomes aware of the facts giving rise to the claim for indemnification.

                           (i) If the Indemnitor shall in good faith dispute the
validity of all or any amount of a claim for indemnification as set forth in the Claim Notice, the Indemnitor shall, within thirty (30) days of its receipt of the Claim Notice, execute and deliver to the Indemnified Party a notice setting forth with reasonable particularity the grounds and the basis upon which the claim or amount of the alleged Losses is disputed (the "Dispute Statement").

                           (ii) If the Indemnitor does not dispute the Claim
Notice or only disputes a portion of the amount set forth therein, then the amount of the claim described in the Claim Notice or the portion thereof not disputed shall be deemed to be admitted (the "Admitted Liability") and shall, upon the incurring of such Losses, immediately be due and payable to the Indemnified Party by the Indemnitor.

                           (iii) If the Indemnitor shall within thirty (30) days
of its receipt of the Claim Notice deliver to the Indemnified Party a Dispute Statement, then the portion of the claim described in the Claim Notice that is disputed by the Indemnitor shall not be due and payable, except in accordance with a decision of an arbitrator (as provided in Section 20(b) hereof, or a written agreement by the parties stipulating the amount of the Admitted Liability.

                  (b) Third Party Claims.
                      ------------------

                           (i) If the Indemnified Party shall receive notice of
any claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the Indemnified Party shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at the Indemnitor's option, to assume the defense of such Third Party Claim or to participate in the defense using counsel of its own choice and at its own expense; provided, however that the Indemnitor shall not have the right to assume the defense of a Third Party Claim: (1) to the extent such Third Party Claim seeks an injunction, restraining order, declaratory relief or other non-monetary relief and such Third Party Claim, if decided adversely, would have a material adverse effect on the Indemnified Party; or (2) if the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnitor and (A) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or additional to those available to the Indemnitor, and (B) in the reasonable opinion of counsel for the Indemnified Party, counsel for the Indemnitor would not be able to adequately represent the interests of the Indemnified Party because such interests would materially conflict with those of the Indemnitor, and (C) such Third Party Claim, if decided adversely, would have a Material Adverse Effect on the Indemnified Party.

                           (ii) Regardless of which party is controlling the
defense of a Third Party Claim: (1) the controlling party shall keep the other party fully informed of such Third Party Claim at all stages thereof; (2) the party not controlling the defense of such Third Party Claim shall make available, without charge, to the other party all books and records of such party relating to such Third Party Claim; (3) the party not controlling the defense of the Third

Party Claim shall cooperate with the other in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith, and (iv) subject to Section 14(b)(iii) below, the controlling party shall not make any settlement of any Third Party Claim without the written consent of the party not controlling the defense, such consent not to be unreasonably withheld.

                           (iii) If the Indemnitor exercises its right to assume
the defense of a Third Party Claim, the Indemnified Party may participate, through counsel of its own choice and at its own expense, in the defense of any Third Party Claim, action or suit as to which the Indemnitor has elected to assume and control the defense thereof, and the Indemnitor shall not make any settlement of any such action, suit or proceeding without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnitor without prejudice to the Indemnified Party. So long as the Indemnitor is defending in good faith any Third Party Claim as to which indemnification has been sought hereunder, the Indemnified Party shall not settle or compromise such Third Party Claim.

                  (c) Exclusive Remedy. Except for (i) claims of fraud or willful misrepresentation, or (ii) as otherwise specifically set forth in this Agreement, the indemnification provisions contained in Sections 13, 14 and 15 shall be deemed to be, to the extent permitted by law, the exclusive remedy or exclusive means to obtain relief, as the case may be, of any party hereto in the event of any breach of any representation, warranty, covenant or agreement contained herein (or in any certificates or other documents delivered pursuant hereto) by any other party hereto or with respect to any claim of any third party arising out of or in connection with this Agreement or the transactions contemplated hereby, and the provisions of Sections 13, 14 and 15 shall be in lieu of any other rights or remedies that may be available to any party at law, in equity or otherwise.

                  (d) Limitation of Indemnification. No party to this Agreement shall be entitled to indemnification under this Agreement until the aggregate amount for which indemnification is sought exceeds $50,000, whether represented by one or more claims, and then only to the extent such aggregate amount exceeds $50,000, and in no event shall either party be liable under Sections 13, 14 and 15 of this Agreement for Losses in excess of $3,000,000; provided that such limitations shall not apply to claims based on either party's intentional, willful or reckless misrepresentations or breaches of warranties or agreements made as a part of or contained in this Agreement. In addition, for purposes of claims brought under this Agreement, Losses shall be calculated net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim. If inTEST or Newsub is entitled to indemnification under this Agreement, the first $1,000,000 shall be paid by Smith in cash from the Escrow Fund or directly from Smith if the Escrow Fund is no longer in existence. Any additional amount owed by Smith would be paid by his delivering to inTEST or Newsub (as directed by inTEST) shares of inTEST Stock having a Market Value (defined below) equal to the amount owed by Smith to inTEST or Newsub. The "Market Value" of a share of the inTEST Stock for the purposes of this Section 15(d) shall be determined as follows: If the inTEST Stock is listed on a national securities exchange or quoted on The Nasdaq Stock Market ("NASDAQ"), the Market Value shall be the average of the closing prices of a share of the inTEST Stock for the first twenty of the twenty-five trading days immediately preceding the date the inTEST Stock is delivered to inTEST or Newsub, as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by NASDAQ, as the case may be. If the inTEST Stock is not listed on a national securities exchange or quoted on NASDAQ, the Market Value will be determined by Smith and inTEST in good faith.

                  (e) Environmental Claims. Notwithstanding any other provisions of this Agreement to the contrary, if inTEST or Newsub is entitled to be indemnified by Smith under Sections 14 and 15 of this Agreement for any Losses due to any misrepresentation or breach of warranty in respect of Section 8(bb) (Environmental Matters) hereof, all Losses of inTEST and Newsub resulting therefrom shall be paid or reimbursed by Smith in full if such Losses were caused by any action or omission by or on behalf of the Company or Smith prior to the Closing. If such Losses were not caused by any action or omission by or on behalf of (i) the Company or Smith prior to the Closing, or (ii) inTEST or the Surviving Corporation after the Closing, such Losses shall be shared equally by Smith and inTEST; provided, however, that in such case Smith shall not be liable to pay to inTEST, Newsub or one or more third parties an amount, individually or in the aggregate, beyond the extent provided for in Paragraph
(d) of this Section 15.

16. Duty to Minimize Damages
----------------------------

                  Each party who shall seek indemnification under Sections 13, 14 and 15 hereof shall be under a duty to take all reasonable actions which would minimize the Losses for which the Indemnitor may be liable.

17. Assignment of Accounts Receivable
-------------------------------------

                  If, and to the extent that, the Surviving Corporation is unable, using reasonable diligent efforts, to collect all of the accounts receivable of the Company reflected in the Company Balance Sheet within 120 days after the Closing Date (net of any allowance for bad debts reflected on the Company Balance Sheet), and inTEST successfully asserts under Sections 14 and 15 hereof a claim for indemnification relating thereto and inTEST, Newsub or the Company receives payment therefor, inTEST shall cause the Surviving Corporation promptly to assign to Smith all of the Surviving Corporation's right, title and interest in and to those uncollected accounts receivable that made up the basis of such indemnification claim. Thereafter, if inTEST or the Surviving Corporation receive any payments on such uncollected accounts receivable, inTEST or the Surviving Corporation, as the case may be, shall promptly pay to Smith any such amounts received by them.

18. Survival of Representations
-------------------------------

                  All representations and warranties made herein, in the Schedules hereto and in any document delivered pursuant hereto by Smith, inTEST or Newsub shall survive for two years after the Closing Date; provided, however, that the representations and warranties of Smith set forth in Section 8(d) (Ownership of Stock) shall survive indefinitely, those in Section 8(o) (Taxes) shall survive until the expiration of any applicable statute of limitations or waivers or extensions thereof agreed to (explicitly or implicitly) by the Company or Smith prior to the Closing, and those in Section 8(bb) (Environmental Matters) shall survive for four years after the Closing Date; provided further that there shall be no termination of any such representation or warranty as to which a Claim has been asserted prior to the termination of such survival period in respect of such Claim. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

19. Notices
-----------

                  Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, may be given by inTEST on behalf of Newsub or by Newsub on behalf of inTEST and shall be deemed to have been duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice, or (iv) when transmitted by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

                  Notice to inTEST or Newsub shall be sufficient if given to:

                           inTEST Corporation
                           Attention:  Robert Matthiessen
                           2 Pin Oak Lane
                           Cherry Hill, NJ  08003
                           Fax:  (609) 751-1222

with a copy to:

                           James W. Schwartz, Esquire
                           Saul, Ewing, Remick & Saul LLP
                           1500 Market Street
                           38th Floor, Centre Square West
                           Philadelphia, PA  19102
                           Fax:  (215) 972-1914

                  Notice to Smith shall be sufficient if given to:

                           Douglas W. Smith
                           21 Sandstone
                           Portola Valley, CA  94028
                           Fax:

with a copy to:

                           Baker & McKenzie
                           660 Hansen Way
                           Palo Alto, CA 94304
                           Attention: Jon M. Appleton, Esquire
                           Fax: (650) 856-9299

20. General
-----------

                  (a) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

                  (b) Arbitration.

                      (i) Any and all disputes or differences pertaining to or arising out of this Agreement or the breach, termination or invalidity thereof, shall be finally and exclusively settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Philadelphia, Pennsylvania, before one arbitrator appointed in accordance with said rules. The arbitration proceedings shall be conducted in English. Judgment upon an award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The prevailing party in any such proceeding shall be entitled to its actual reasonable attorneys' fees and all other costs in connection with the arbitration and enforcement of the arbiter's award.

                      (ii) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy.

                  (c) Further Assurances. The parties hereto agree to: (i) execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement, and (ii) in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments of the Company which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing Date, to cooperate with the other party at its reasonable request in endeavoring to obtain such consent promptly.

                  (d) Schedules. All of the Schedules attached to this Agreement are hereby incorporated herein and made a part hereof.

                  (e) Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be amended or revised except by a writing signed by all parties hereto.

                  (f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives and successors of the respective parties hereto; provided, however, that this Agreement and any and all rights hereunder may not be assigned by any party hereto except by or with the written consent of the other parties.

                  (g) Construction of Agreement. In the case any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such holding shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been included herein.

                  (h) Headings. The section and paragraph headings of this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.

                  (i) Effect of Investigation. Any inspection, preparation or compilation of information or Schedules or audit of the inventory, property, financial condition or other matters relating to the Company conducted by or on behalf of inTEST pursuant to this Agreement shall in no way limit, affect or impair the ability of inTEST or Newsub to rely upon the representations, warranties, covenants and agreements of Smith set forth in this Agreement or in any Schedule or Exhibit to this Agreement or in the Company Financial Statements or in any certificate furnished by the Company or Smith required pursuant hereto, except to the extent that any officer of inTEST has Actual Knowledge of a breach by Smith of any such representation and warranty; provided, however, that any knowledge of inTEST or Newsub relating to the matters set forth in writing from inTEST or Newsub to Smith shall in no way limit, affect or impair the ability of inTEST or Newsub to rely upon any representation or warranty of Smith set forth in this Agreement, any Schedule or Exhibit hereto, the Company Financials, or any certificate furnished by the Company or Smith required pursuant hereto. All statements contained in any certificate delivered at the Closing or by or on behalf of the Company, Smith, inTEST or Newsub pursuant to this Agreement or in any Schedule to this Agreement shall be deemed representations and warranties hereunder by the Company, Smith, inTEST or Newsub, as the case may be. Any disclosure made on one Schedule shall be deemed made on all Schedules provided an appropriate cross reference is made.

                  (j) Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  (k) Attorneys' Fees. In the event of any action for the breach of this Agreement or misrepresentation of any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in connection with such action.

                  (l) Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall together be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of inTEST and Smith.

                  (m) Expenses. Except as set forth on Schedule "20(m)", inTEST, Newsub and Smith shall pay their respective expenses incident to this Agreement and the transaction contemplated herein.

                  (n) Knowledge.

                      (i) "Best Knowledge" with respect to the Company means facts or information that have come to the attention of Smith, and facts or information that would have come to the attention of Smith if he had made all reasonable inquiries into such further information. An individual will be deemed to have "Best Knowledge" of a particular fact or matter if such individual is actually aware of such fact or matter or could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

                      (ii) "Actual Knowledge" as used herein means the conscious awareness of facts or information by an individual.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                           TestDesign Corporation


                                           By: /s/ Douglas W. Smith
                                              ----------------------------
                                              President


                                              /s/ Douglas W. Smith
                                              ----------------------------
                                              Douglas W. Smith


                                           inTEST Corporation


                                           By: /s/ Hugh T. Regan, Jr.
                                              -----------------------------
                                              Treasurer and Chief Financial
                                              Officer


                                           TD Acquisition Corp.


                                           By: /s/ Hugh T. Regan, Jr.
                                              -----------------------------
                                              Treasurer and Chief Financial
                                              Officer